Exhibit 10.34

Private & Confidential

Dated 23 May 2008

SUPPLEMENTAL AGREEMENT
relating to a
loan of US$40,000,000

to
KERASIES SHIPPING CORPORATION

provided by
THE ROYAL BANK OF SCOTLAND PLC

Contents

Clause		Page

1	Definitions	2

2	Agreement of the Bank	4

3	Amendments	4

4	Representations and warranties	7

5	Conditions	8

6	Confirmation	8

7	Expenses	9

8	Miscellaneous and notices	9

9	Applicable law	10

Schedule 1 Documents and evidence required as conditions subsequent		12

Schedule 2 Form of Corporate Guarantee		14

1

THIS SUPPLEMENTAL AGREEMENT is dated 23 May 2008 and made BETWEEN:

(1)	KERASIES SHIPPING CORPORATION, a corporation incorporated in the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia (the “Borrower”);

(2)

SAFETY MANAGEMENT OVERSEAS S.A., a corporation incorporated in the Republic of Panama with its registered office at Edificio Torre Universal, Piso 12, Avenida Federico Boyd, P.O. Box 8807, Panama, Republic of Panama (the “Manager”); and

(3)	THE ROYAL BANK OF SCOTLAND PLC of 5-10 Great Tower Street, London EC3P 3HX, England (the “Bank”).

WHEREAS:

(A)

this Agreement is supplemental to a loan agreement dated 13 December 2007 made between (1) the Borrower and (2) the Bank (the “Principal Agreement”) relating to a multi-currency loan of Forty million Dollars ($40,000,000) advanced by the Bank to the Borrower, of which the principal amount outstanding at the date hereof is $40,000,000; and

(B)	this Agreement sets out the terms and conditions upon which the Bank provides, at the request of the Borrower, its consent to:

	(a)	the transfer of the legal and beneficial ownership of all the shares of the Borrower to the Corporate Guarantor (as defined below);

	(b)	the Listing (as defined below);

	(c)	the change of the ultimate beneficial ownership of certain of the shares in the Borrower as a result of, and in order to facilitate, the Listing;

	(d)	the consent to the substitution of the Management Agreement by a new management agreement in respect of the Ship;

	(e)	certain amendments to the terms and conditions applicable to the Loan and the Principal Agreement agreed to by the Borrower and the Bank; and

	(f)	certain consequential changes to the Principal Agreement required in connection with the above and agreed to by the Borrower and the Bank.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Conditions Date” means the earlier of (a) 15 July 2008 and (b) 30 days after the Listing has taken place;

“Corporate Guarantee” means the guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Bank in the form set out in schedule 2;

“Corporate Guarantor” means Safe Bulkers, Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Effective Date” means the date when the Listing has taken place;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Listing” means the successful completion of the initial public offering of approximately 20% of the shares of the Corporate Guarantor, and the listing of the shares of the Corporate Guarantor on the New York Stock Exchange;

“Loan Agreement” means the Principal Agreement as amended by this Agreement;

“Relevant Documents” means, together, this Agreement and the Corporate Guarantee;

“Relevant Parties” means, together, the Borrower, the Manager and the Corporate Guarantor; and

“Supplemental Parties” means, together, each of the parties to this Agreement (other than the Bank) or, where the context so requires or permits, means any of them.

1.3	Principal Agreement

References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.5.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement includes its schedules;

1.5.2

references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.5.3

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.5.4	words importing the plural shall include the singular and vice versa;

1.5.5	references to a time of day are to London time;

1.5.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.5.7

references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.5.8	references to any enactment shall be deemed to include references to such enactment as re- enacted, amended or extended.

2	Agreement of the Bank

The Bank, relying upon the representations and warranties on the part of the Borrower contained in clause 4, agrees with the Borrower that, subject to the terms and conditions of this Agreement and with effect on the Effective Date, the Bank consents and agrees to:

2.1	the matters and transactions described in paragraphs (a), (b) (c) and (d) of the Recitals to this Agreement; and

2.2	the amendment of the Principal Agreement on the terms set out in clause 3.

3	Amendments

3.1	Amendments to Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.1.1

by deleting the existing definition of “Management Agreement” in clause 1.2 and by inserting the following definitions of “Conditions Date”, “Corporate Guarantee”, “Corporate Guarantor” “Hadjioannou Family”, “Management Agreement” and “Supplemental Agreement” in the correct alphabetical order in clause 1.2:

““Conditions Date” has the meaning given to it in the Supplemental Agreement;

“Corporate Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Bank in the form set out in schedule 2 to the Supplemental Agreement;

“Corporate Guarantor” means Safe Bulkers, Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Hadjioannou Family” means Mr Polys V. Hadjioannou, Mr Nikolaos V. Hadjioannou, Ms Eleni V. Hadjioannou and Ms Maria V. Hadjioannou and their direct lineal descendants;

“Management Agreement” means, together, the agreement made or (as the context may require) to be made between the Corporate Guarantor and the Manager and the agreement made, or (as the context may require) to be made between the Borrower and the Manager, providing (inter alia) for the Manager to manage the Ship, as amended and supplemented from time to time; and

“Supplemental Agreement” means the agreement dated 23 May 2008 supplemental to this Agreement made between (inter alios) (1) the Borrower and (2) the Bank;”;

3.1.2	by inserting the words “the Supplemental Agreement, the Corporate Guarantee”, after the words “this Agreement,” in the first line of the definition of “Security Documents” in clause 1.2;

3.1.3	by inserting the words “the Corporate Guarantor”, after the words “the Borrower,” in the first line of the definition of “Security Party” in clause 1.2;

3.1.4	by deleting the definition of “Margin” in clause 1.2 and by inserting in its place the following new definition of “Margin”:

““Margin” means zero point seven five per cent (0.75%) per annum;”;

3.1.5	by deleting the definition of “Security Requirement” in clause 1.2 and by inserting in its place the following new definition of “Security Requirement”:

““Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank) which shall be equal to one hundred and twenty per cent (120%) of (i) the Loan (or the Equivalent Amount in Dollars when the Loan or part thereof is denominated in an Optional Currency) and (ii) the cost (if any) (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Bank) of terminating any Transaction entered into pursuant to the Master Swap Agreement;”;

3.1.6	by deleting clause 8.1.1 and by inserting in its place the following new clause 8.1.1:

“8.1.1

Due incorporation

the Borrower and each of the other Security Parties are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as limited liability companies or, as the case may be, corporations and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;”;

3.1.7	by:

	(a)	deleting the existing clause 9.3.13 in its entirety and renumbering existing clauses 9.3.14 and 9.3.15 accordingly; and

	(b)	inserting the following new clause 8.2.13 immediately after the existing clause 8.2.12 and renumbering the existing clauses 8.2.13 and 8.2.14 accordingly:

“8.2.13 Shareholdings

the Borrower is a wholly-owned direct Subsidiary of the Corporate Guarantor and no less than 75% of all the issued share capital of the Corporate Guarantor are ultimately beneficially owned (whether directly or indirectly) by the Hadjioannou Family; and”;

3.1.8

by deleting the words “during the three year period starting from the date of this Agreement exceeds one hundred and four per cent (104%) of the Security Requirement during that period or, at any time thereafter exceeds one hundred and four point seventeen per cent (104.17%) of the Security Requirement during that period” in the first, second, third and fourth lines of clause 9.2.7 and by inserting in its place the words “exceed the Security Requirement”;

3.1.9	by adding the following words at the end of clause 11.1.3 after the words “9.2, 9.3 or 9.4”:

“or the Corporate Guarantor commits any breach of or omits to observe any of the obligations or undertakings expressed to the assumed by it under clauses 5.1.4, 5.1.5, 5.2 or 5.3 of the Corporate Guarantee”;

3.1.10

by deleting clause 11.1.27 in its entirety and by inserting in its place the following new clauses 11.1.27, 11.1.28, and 11.1.29 and 11.1.30 and by renumbering the existing clause 11.1.28 as clause 11.1.31:

“11.1.27	Shareholdings: there is any change in the legal and/or ultimate beneficial ownership of any of the shares of the Borrower or the Corporate Guarantor which results in:

	(a)	the Borrower ceasing at any time to be a wholly-owned direct Subsidiary of the Corporate Guarantor; or

	(b)	the Hadjioannou Family becoming at any time the ultimate beneficial owners of less than 51% of the total issued share capital of the Corporate Guarantor; or

(c)

any person, or persons acting in concert (other than the Hadjioannou Family), having control of the Corporate Guarantor at any time (and for the purposes of this paragraph (c) “control” shall have the meaning given to it in the definition of “Subsidiary” in clause 1.2); or

3.1.11	Change of CEO: Mr Polys V. Hadjioannou ceases to be the Chief Executive Officer of the Corporate Guarantor at any time; or

3.1.12

Listing: the shares of the Corporate Guarantor are de-listed or suspended from, or cease to trade (whether temporarily for longer than 3 consecutive days or permanently) on, the New York Stock Exchange; or

3.1.13	Conditions: the Bank has not received the documents and evidence specified in schedule 1 to the Supplemental Agreement by the Conditions Date; or”.

3.2	Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement and the other Security Documents shall continue in full force and effect and the Principal Agreement and this Agreement shall be read and construed as one instrument.

      4          Representations and warranties

   4.1          Primary representations and warranties

                  The Borrower represents and warrants to the Bank that:

4.1.1	Existing representations and warranties

the representations and warranties set out in clause 8 of the Principal Agreement were true and correct on the date of the Principal Agreement and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which any of the Relevant Parties or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance on any of their undertakings, assets, rights or revenues of any of the Relevant Parties;

4.1.5	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of the Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern the Relevant Documents and the submissions by the Relevant Parties to the non-exclusive jurisdiction of the English courts are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or is to be a party or the performance by each Relevant Party of its obligations under such document has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement and clause 8 of the Principal Agreement (as amended by this Agreement) shall be deemed to be repeated by the Borrower on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

5.1	Documents and evidence

The agreement of the Bank referred to in clause 4.1 shall be subject to the receipt by the Bank or its duly authorised representative of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Bank. The Borrower agrees with the Bank that failure by the Borrower to deliver such documents or evidence to the Bank by the Conditions Date, will constitute an Event of Default under the Principal Agreement.

5.2	General conditions precedent

The agreement of the Bank referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

6	Confirmation

6.1	Security Documents

The Borrower acknowledges and agrees, for the avoidance of doubt, that:

6.1.1

each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Agreement; and

6.1.2

with effect from the Effective Date, references to “the Agreement” or “the Loan Agreement” in any of the other Security Documents to which it is a party shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended.

7	Expenses

7.1	Expenses

The Borrower agrees to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:

7.1.1

in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the Corporate Guarantee and of any amendment or extension of, or the granting of any waiver or consent under, this Agreement and the Corporate Guarantee;

7.1.2

in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement and the Corporate Guarantee or otherwise in respect of the monies owing and obligations incurred under this Agreement and the Corporate Guarantee, together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgement).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

7.3	Stamp and other duties

The Borrower agrees to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with this Agreement and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

8	Miscellaneous and notices

8.1	Notices

Every notice, request, demand or other communication under this Agreement shall:

8.1.1	be in writing, delivered personally or by first-class prepaid letter (airmail if available) or telefax or other means of telecommunication in permanent written form;

8.1.2

be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put into the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or, if the time of despatch is after the close of business in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such business day); and

8.1.3	be sent:

(a) if to the Supplemental Parties or any of them:

Karamanli Avenue 166 05 Voula Greece

	Fax No:	+30 210 8956900
	Attention:	George Papadopoulos

(b)	if to the Bank at:

The Shipping Business Centre
5-10 Great Tower Street
London, EC3P 3HX
England

	Fax:	+44 207 085 7132
	Attention:	Shipping Business Centre

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9	Applicable law

9.1	Law

This Agreement is governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

Each of the Supplemental Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement against any of their assets may be brought in the English courts. Each of the Supplemental Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Mr. Savvas Savvides at present of 24 Exeter Road, London N14 5JY England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings and each of the Supplemental Parties further undertakes that, in the event that such individual passes away or cannot be found, each of the Supplemental Parties hereby irrevocably and unconditionally authorises the Bank to designate, appoint and empower, on each of the Supplemental Parties’ behalf, Messrs Cheeswrights or Messrs Saville & Co. at their then principal place of business in London, as substitute process agents of Mr. Savvas Savvides for the purposes of this clause. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Supplemental Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Supplemental Parties further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which any of the Supplemental Parties may have against the Bank arising out of or in connection with this Agreement.

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date first above written.

Schedule 1
Documents and evidence required as conditions subsequent

(referred to in clause 5.1)

1	Corporate authorisations

In relation to each of the Relevant Parties:

	(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary’s certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Bank pursuant to the Principal Agreement;

	(b)	Resolutions

copies of resolutions of each of its board of directors and, if required following advice by the Bank’s counsel, its shareholders approving this Agreement and the other Relevant Documents and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party’s obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party as:

		(1)	being true and correct;

		(2)	being duly passed at meetings of the directors of such Relevant Party and, as the case may be, of the shareholders of such Relevant Party each duly convened and held;

		(3)	not having been amended, modified or revoked; and

		(4)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and

	(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2	Consents

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Bank) in connection with, the execution, delivery, and performance of this Agreement and the other Relevant Documents to which such Relevant Party is or is to be a party;

3	Corporate Guarantee

the Corporate Guarantee (together with any other documents and/or letters to be executed and/or delivered to the Bank pursuant thereto) duly executed;

4	Legal opinions

such legal opinions in relation to the laws of the Republic of Liberia, the Republic of the Marshall Islands and the Republic of Panama and any other legal opinions as the Bank shall in its absolute discretion require;

5	Listing

evidence that the Listing has taken place; and

6	Process agent

a letter from each Relevant Party’s agent for receipt of service of proceedings accepting its appointment under this Agreement and the other Relevant Documents to which such Relevant Party is or is to be a party as such Relevant Party’s process agent.

Schedule 2

Form of Corporate Guarantee

EXECUTED as a DEED	)
by	)
for and on behalf of	)
KERASIES SHIPPING CORPORATION	)	Attorney-in-fact
as Borrower	)
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
SAFETY MANAGEMENT OVERSEAS S.A.	)	Attorney-in-fact
as Manager	)
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
THE ROYAL BANK OF SCOTLAND PLC	)	Attorney-in-fact
as Bank	)
in the presence of:	)

Witness
Name:
Address:
Occupation: